Contact:	Michael Bermish
Investor Relations Officer (732) 212 – 3321

FOR IMMEDIATE RELEASE

WELLMAN REPORTS IMPROVED FOURTH QUARTER RESULTS AND
RECORD FOURTH QUARTER SALES

February 15, 2005, Shrewsbury, NJ – Wellman, Inc. (NYSE: WLM) today reported record sales of $372.2 million for the quarter ended December 31, 2004 and $1.3 billion for the year ended December 31, 2004. The net loss attributable to common stockholders for the quarter ended December 31, 2004 was $4.7 million, or $0.15 per diluted share, compared to a net loss attributable to common stockholders of $105.2 million, or $3.33 per diluted share, for the quarter ended December 31, 2003. For the full year 2004, Wellman reported a net loss attributable to common stockholders of $51.1 million, or $1.61 per diluted share, compared to a net loss attributable to common stockholders of $106.7 million, or $3.38 per diluted share for the full year 2003.

     Tom Duff, Wellman’s Chairman and Chief Executive Officer, stated, “Wellman is pleased to report record sales for the fourth quarter of 2004 and its highest quarterly operating income in 2004. While volumes and selling prices for both PET resin and fibers increased in full year 2004, compared to full year 2003, escalating raw material costs limited our ability to improve margins. Wellman’s fourth quarter results benefited from improved PET resin volumes and margins. Strong industry utilization allowed for the successful implementation of PET resin price increases during what is typically a seasonally weak quarter. Domestic fiber margins declined in the fourth quarter, to historic lows, as fiber selling prices failed to keep pace with the escalation in raw material costs. However, we were able to offset some margin deterioration by substantially reducing our controllable costs.”

     Looking ahead to 2005, Mr. Duff commented, “We expect PET resin capacity utilization to be very high this year. Industry expectations are for continued strong demand growth while capacity is expected to remain at current levels. We are well positioned for margin improvement in both businesses in the first quarter of 2005.”

     The following table summarizes Wellman’s results for the five quarters ending with the fourth quarter of 2004 as well as full year 2004 and 2003.

						Full Year
(in millions, except per share data)	4Q 03	1Q 04	2Q 04	3Q 04	4Q 04	2004	2003
Net Sales	$274.0	$293.8	$329.0	$310.0	$372.2	$1,305.0	$1,109.3
Gross Profit	10.6	17.4	23.3	14.5	28.6	83.8	80.6
SG&A Expenses	16.2	14.5	13.8	14.6	16.9	59.8	66.6

Operating Income (Loss) excluding Other Items	(5.6)	2.9	9.5	(0.1)	11.7	24.0	14.0
Other Items	144.6	42.0	1.9	1.9	(5.4)	40.4	155.0

Operating Income (Loss)	(150.2)	(39.1)	7.6	(2.0)	17.1	(16.4)	(141.0)
Interest Expense, net	3.4	7.5	10.1	10.5	10.0	38.1	10.1

Earnings (Loss) From Continuing Operations Before Income Taxes	(153.6)	(46.6)	(2.5)	(12.5)	7.1	(54.5)	(151.1)
Income Tax Expense (Benefit)	(55.5)	(18.4)	(1.0)	(4.9)	8.6	(15.7)	(54.4)

Loss From Continuing Operations	(98.1)	(28.2)	(1.5)	(7.6)	(1.5)	(38.8)	(96.7)
Earnings from Discontinued Operations, Net of Income Tax	—	—	—	—	—	—	0.1
Accretion (Including Beneficial Conversion Charge)	(7.1)	(3.0)	(3.0)	(3.1)	(3.2)	(12.3)	(10.1)

Net Loss Attributable to Common Stockholders	($105.2)	($31.2)	($4.5)	($10.7)	($4.7)	($51.1)	($106.7)

Diluted EPS	($3.33)	($0.99)	($0.14)	($0.34)	($0.15)	($1.61)	($3.38)

     Income tax expense in the fourth quarter 2004 includes an additional $6.1 million relating to the repatriation of foreign cash at tax rates specified in the American Jobs Creation Act.

Other Items included in operating income (loss) for the same periods are comprised of the following:

						Full Year
(in millions)	4Q 03	1Q 04	2Q 04	3Q 04	4Q 04	2004	2003
Impairment Charge	$135.3	$—	$—	$—	$—	$—	$135.3
Restructuring Charges	8.6	0.3	0.8	1.3	0.2	2.6	10.2
Provision for Uncollectible Accounts	0.1	0.3	—	—	0.5	0.8	3.5
Non-Capitalizable Financing Costs	2.2	40.2	—	—	—	40.2	2.2
Other Expense (Income), Net:
Legal Costs	1.8	1.2	1.1	1.3	1.8	5.4	6.0
Accelerated Stock Option Vesting	—	—	—	—	—	—	1.2
Rebates from Antidumping Duties	(3.4)	—	—	(0.7)	(7.9)	(8.6)	(3.4)

Other Items	$144.6	$42.0	$1.9	$1.9	($5.4)	$40.4	$155.0

Historical Adjusted EBITDA and Post Financing Adjusted EBITDA

     Keith Phillips, Wellman’s Chief Financial Officer, commented, “The financings we completed in February 2004 changed our capital structure and these changes affected Adjusted EBITDA, overall debt, depreciation and interest expense. We have provided the following information on changes to Adjusted EBITDA as a result of the February financings (“Financing Adjustments”) and additionally have provided information to compare EBITDA on a comparable basis for the most recent five quarters and for the two full years of 2004 and 2003. (“Post Financing Adjusted EBITDA”).”

     We believe Adjusted EBITDA is an important financial measurement in evaluating our business because it is commonly used to measure financial performance from a credit perspective and is an important factor in evaluating a business. Adjusted EBITDA is calculated by adding Net Earnings (Loss) from Continuing Operations, Income Tax Expense (Benefit), Interest Expense, Depreciation & Amortization and Other Items, listed in the table above, all of which were included in Net Earnings (Loss) from Continuing Operations.

     Since we believe investors and analysts use trends in analyzing our business and since our Adjusted EBITDA is not comparable before and after our February 2004 financings, we have provided information on Post Financing Adjusted EBITDA. This financial measure is calculated by adding Financing Adjustments and Adjusted EBITDA, and assumes that the February 2004 financings were completed before the start of the period.

     The following table reconciles Net Loss from Continuing Operations to Adjusted EBITDA and to Post Financing Adjusted EBITDA for the five quarters ending with the fourth quarter of 2004 and the two full years of 2004 and 2003.

						Full Year
(in millions)	4Q 03	1Q 04	2Q 04	3Q 04	4Q 04	2004	2003
Net Loss From Continuing Operations	($98.1)	($28.2)	($1.5)	($7.6)	($1.5)	($38.8)	($96.7)
Income Tax Expense (Benefit)	(55.5)	(18.4)	(1.0)	(4.9)	8.6	(15.7)	(54.4)
Interest Expense, net	3.4	7.5	10.1	10.5	10.0	38.1	10.1
Other Items	144.6	42.0	1.9	1.9	(5.4)	40.4	155.0
Depreciation & Amortization	14.0	16.9	18.1	17.9	17.8	70.7	51.4

Adjusted EBITDA	8.4	19.8	27.6	17.8	29.5	94.7	65.4
Financing Adjustments	8.0	3.4	—	—	—	3.4	32.0

Post Financing Adjusted EBITDA	$16.4	$23.2	$27.6	$17.8	$29.5	$98.1	$97.4

     Wellman’s assets and long-term debt increased at the time of the financing because part of the financing included the purchase of PET resin assets located at our Palmetto Plant that were leased under a sale and leaseback transaction entered into in 1999, the purchase of accounts receivable previously sold under an asset securitization program and the prepayment of a raw material contract. Refinancing these contractual obligations also increased Adjusted EBITDA since the Company no longer has certain cash operating expenses associated with these obligations. The chart below provides details of the Financing Adjustments that represent cash charges related to the contractual obligations that previously reduced operating income. There are no Financing Adjustments in the second, third or fourth quarters of 2004 because the new financings occurred in the middle of the first quarter.

						Full Year
(in millions)	4Q 03	1Q 04	2Q 04	3Q 04	4Q 04	2004	2003
Raw Material Contract	$4.8	$1.5	$—	$—	$—	$1.5	$19.5
Asset Securitization	0.7	0.1	—	—	—	0.1	2.8
Sale and Leaseback Transaction	2.5	1.8	—	—	—	1.8	9.7

Financing Adjustments	$8.0	$3.4	$—	$—	$—	$3.4	$32.0

Information on Cost Reduction Programs

     In 2003, Wellman announced cost reduction programs, expected to be implemented through 2005, that would reduce annual controllable costs by approximately $41-$46 million (cumulative) by the end of 2005, compared to annualized second quarter 2003 levels. Tom Duff stated, “Wellman has reduced these controllable costs by $36 million compared to the second quarter of 2003, and we expect to achieve our $41-$46 million goal by the end of 2005.”

     Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. One of the world’s largest PET plastic recyclers, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Non-GAAP financial measures

This press release includes non-GAAP financial measures, as defined by the Securities and Exchange Commission. Specifically, management believes Adjusted EBITDA and Post Financing Adjusted EBITDA as defined on the Company’s web site are important measures used by investors, analysts and financial institutions to evaluate the Company’s performance. Adjusted EBITDA is calculated by adding Net Earnings (Loss) from Continuing Operations, Income Tax Expense (Benefit), Interest Expense, Depreciation, Amortization and certain other items listed in “Other Items” above, all of which were included in Net Earnings (Loss) from Continuing Operations. Post Financing Adjusted EBITDA is calculated by adding to Adjusted EBITDA the Financing Adjustments that would have changed EBITDA if the financings in place on December 31, 2004 were in place in earlier periods.

Webcast of Conference Call

Wellman, Inc. will conduct a conference call, to review 4th quarter and full year 2004 results at 1:00 p.m. EST on Wednesday, February 16, 2005. This call is available in a live Webcast on the Wellman, Inc. web page. To access the Webcast, log onto the Wellman, Inc. website at: http://www.wellmaninc.com, go to the Investor Relations page and follow the prompts. Replay of the Webcast will be available late afternoon February 16, 2004 and will remain on the website for 7 days. The replay can be accessed by following the same procedure used to access the live Webcast. Presentation slides for the conference call will be available at 1:00 p.m. Wednesday, February 16, 2005 on the Wellman, Inc. website Investor Relations page under the Webcasts and Conferences section as well as part of the live webcast. During the presentation, certain non-GAAP terms may be used. An explanation of these terms can be found on the Wellman, Inc. website, in the Financial Glossary section of the Investor Relations page. To access the Investor Relations page of our website, follow the same procedures used to access the Webcast.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: raw material margins; sales volumes; the financial condition of our customers; fiber and textile imports; availability and cost of raw materials; the impact of litigation arising out of alleged pricing practices in the polyester staple fiber industry; the effective implementation of our cost reduction programs; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operations of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2003.

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Wellman, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In Millions, except per share data)

	December 31,	March 31,	June 30,	September 30,	December 31,
	2003	2004	2004	2004	2004
Net Sales	$274.0	$293.8	$329.0	$310.0	$372.2

Cost of Sales	263.4	276.4	305.7	295.5	343.6

Gross Profit	10.6	17.4	23.3	14.5	28.6

Selling, General and Administrative Expenses	16.2	14.5	13.8	14.6	16.9

Impairment Charge	135.3	—	—	—	—

Restructuring Charges	8.6	0.3	0.8	1.3	0.2

Provision for uncollectible accounts	0.1	0.3	—	—	0.5

Non-Capitalizable Financing Costs	2.2	40.2	—	—	—

Other Expense (Income), Net	(1.6)	1.2	1.1	0.6	(6.1)

Operating Income (Loss)	(150.2)	(39.1)	7.6	(2.0)	17.1

Interest Expense, Net	3.4	7.5	10.1	10.5	10.0

Income (Loss) Before Income Taxes	(153.6)	(46.6)	(2.5)	(12.5)	7.1

Income Tax Expense (Benefit)	(55.5)	(18.4)	(1.0)	(4.9)	8.6

Net Loss	($98.1)	($28.2)	($1.5)	($7.6)	($1.5)

Net Loss Attributable to Common Stockholders:

Net Loss	($98.1)	($28.2)	($1.5)	($7.6)	($1.5)

Accretion of Preferred Stock & Beneficial Conversion Charge	(7.1)	(3.0)	(3.0)	(3.1)	(3.2)

Net Loss Attributable to Common Stockholders	($105.2)	($31.2)	($4.5)	($10.7)	($4.7)

Basic and Diluted Net Loss Per Common Share:
Net Loss Attributable to Common Stockholders	($3.33)	($0.99)	($0.14)	($0.34)	($0.15)

Average Common Shares - (Basic)	31.6	31.6	31.6	31.6	31.6
Average Common Shares - (Diluted)	31.6	31.6	31.6	31.6	31.6

WELLMAN, INC.
SUPPLEMENTAL INFORMATION*

SALES BY GROUP

(Millions $)	4Q03	1Q04	2Q04	3Q04	4Q04
Packaging Products Group	$154	$162	$190	$174	$222
Fibers & Recycled Products Group	$120	$132	$139	$136	$150

Total Sales	$274	$294	$329	$310	$372

BALANCE SHEET DATA

(Millions $)	12/31/2004
Accounts Receivable	$200
Inventories	$145
Debt, Net	$466
Stockholders’ Equity	$427

CASH FLOW DATA

(Millions $)	4Q04	YTD 2004
Depreciation	$14	$56
Amort (non-Int)	$4	$15
Amort (Int)	$1	$3

Total D&A	$19	$74
Cap. Exps.	$8	$15

SEGMENT PROFIT (LOSS)

(Millions $)	1Q04	2Q04	3Q04	4Q04	FY 04
PPG	$3.9	$8.0	$2.2	$15.4	$29.5
FRPG	(1.0)	1.5	(2.3)	(3.7)	(5.5)

Operating Income (Loss) excluding Other Items	2.9	9.5	(0.1)	11.7	24.0
Other Items	(42.0)	(1.9)	(1.9)	5.4	(40.4)

Operating Income (Loss)	(39.1)	7.6	(2.0)	17.1	(16.4)
Interest Expense, Net	(7.5)	(10.1)	(10.5)	(10.0)	(38.1)

Earnings (Loss) from Continuing Operations before Income Taxes	($46.6)	($2.5)	($12.5)	$7.1	($54.5)

CONFERENCE CALL INFO	*Preliminary

Wellman, Inc. will host a conference call to review 4Q and Full Year 2004 results on Wednesday, February 16, 2005 at 1:00 p.m. EST. You are invited to listen to the live Webcast of the conference call by logging onto Wellman, Inc.’s home page
http://www.wellmaninc.com, go the Investor Relations page, and follow the prompts.

To participate in the call, dial (800) 789-1044 domestically, or for international calls (706) 634-1406 several minutes before start time. You will need passcode 3374139 to access the call. If you are unavailable for the conference call, a taped replay will be available late afternoon February 16, 2005 and will remain on the website for 7 days. Dial (800) 642-1687 domestically, or for international calls (706) 645-9291, to listen to the replay. You will need passcode: 3374139 to access the replay.

The call and related documents contain copyrighted material. It cannot be recorded, rebroadcast or reprinted without Wellman’s express permission. Participation implies consent to the taping and above terms.